PC Connection, Inc.	Exhibit 10.1

730 Milford Road

Merrimack, NH 03054-4631

Main: 603/423-2000

www.pcconnection.com

October 9, 2001

Mr. Brad Mousseau

Vice President of Human Resources

PC Connection, Inc.

730 Milford Road

Merrimack, New Hampshire 03054

Dear Brad:

First of all, I would like to thank you for your continuing efforts in leading our Human Resources function in this time of challenge and change. Your experience, wisdom and leadership are most appreciated. At this time, I would also like to summarize our severance package for so you that this question need not further linger in your mind.

In the event the company terminates your employment for any reason other than cause or change in control, your will receive six (6) months of severance pay at the base salary level then applicable to you. In the event there is a change in control of the corporation (being defined as a change in ownership of more than 50 percent of the shares then outstanding), and your position is either eliminated or you are not offered a comparable position with comparable responsibilities, compensation, and benefits, you shall receive twelve (12) months of severance pay at the base salary then applicable to you. Cause shall include, without limitation, failure to comply with rules, standards, or procedures promulgated by the company; neglect of or substandard performance of your assigned responsibilities; breach of your terms of your Covenant Not to Compete and Disclose Confidential Information and Assignment of Rights document; falsification of company records or documents; or any act of dishonestly or moral turpitude. A reorganization or modification of your duties would not constitute termination. Finally, this letter and severance package does not alter your status as an at-will employee under New Hampshire law.

Brad, thanks again for your tremendous continuing contributions to the company’s future success.

Yours truly,

/S/ KENNETH KOPPEL
Kenneth Koppel Chief Executive Officer

Acknowledged and agreed:

/S/ BRAD MOUSSEAU	10/16/01
Brad Mousseau	Date